File Number: 57539-0021

Web site: www.langmichener.com

Exhibit 5.1

November 24, 2009

Strategic American Oil Corporation
2015-600 Leopard Street
Corpus Christi, TX 78473

Dear Sirs:

Re: Strategic American Oil Corporation - Registration Statement on Form S-1

We have acted as legal counsel to Strategic American Oil Corporation, a Nevada corporation (the "Company"), in connection with the Company's Registration Statement on Form S-1 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, on November 24, 2009. The Registration Statement relates to the registration of an aggregate of 36,757,500 shares of common stock of the company (collectively, the "Shares") for resale by the selling shareholders named in the Registration Statement (the "Selling Shareholders"). Such Shares are comprised of 17,750,000 shares of the Company's common stock that have been issued to certain of the Selling Shareholders and 19,007,500 shares of the Company's common stock (collectively, the "Warrant Shares") issuable upon the exercise of outstanding common stock purchase warrants (collectively, the "Warrants") to acquire shares of the Company's common stock by the Selling Shareholders, as follows:

  12,500,000 shares of common stock and 12,500,000 Warrant Shares issuable upon exercise of Warrants issued pursuant to a private placement of 12,500,000 units at a price of $0.20 per unit on October 15, 2009 (the "October Private Placement");

  477,500 Warrant Shares issuable upon exercise of Warrants issued pursuant to finder's fee agreements on October 15, 2009;

  5,250,000 shares of common stock and 5,250,000 Warrant Shares issuable upon exercise of Warrants issued pursuant to a private placement of an aggregate of 5,250,000 units at a price of $0.20 per unit on November 13, 2009 (the "November Private Placement");

  730,000 Warrant Shares issuable upon exercise of Warrants issued pursuant to finder's fee agreements on November 13, 2009; and

  50,000 Warrant Shares issuable upon exercise of Warrants issued on November 13, 2009 as payment for prior business development services provided to the Company.

In rendering the opinion set forth below, we have reviewed:

(a)    the Registration Statement dated November 24, 2009;

(b)    the Company's Articles of Incorporation;

(c)    the Company's Bylaws;

(d)    certain records of the Company's corporate proceedings, including resolutions of the directors approving the transactions described above;

(e)    the subscription agreements entered into between Selling Shareholders who acquired Shares and Warrants pursuant to the October Private Placement and the November Private Placement;

(f)    the certificates representing the Warrants (the "Warrant Certificates") described above;

(g)    an Officer's Certificate executed by Johnathan Lindsay, the Secretary, Treasurer, Chief Financial Officer, Principal Accounting Officer and a director of the Company; and

(h)    such other documents as we have deemed relevant.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

  the Shares held by the Selling Shareholders are validly issued, fully paid and non-assessable shares of the Company's common stock; and

  upon exercise of the Warrants in accordance with their respective terms (including, without limitation, the payment of the exercise price for the Warrant Shares), the Warrant Shares will be validly issued, fully paid and non-assessable shares of the Company's common stock.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

(i)   the foregoing opinion is limited to Nevada law, including all applicable provisions of the Constitution of the State of Nevada, statutory provisions of the State of Nevada and reported judicial decisions of the courts of the State of Nevada interpreting those laws. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company;

(ii)   we have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (iv) that the documents, in the forms submitted to us for review, have not been and will not be altered or amended in any respect;

(iii)   we have assumed that each Warrant Certificate constitutes the legal, valid and binding obligations of the parties thereto and that such agreements are enforceable against each of the parties thereto in accordance with their respective terms;

(iv)   we have assumed that each of the statements made and certified in the Officer's Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, and remains true and correct on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm's name in the section of the Registration Statement and the prospectus included therein entitled "Experts".

Yours truly,

"Lang Michener LLP"